SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report – December 17, 2003

(Date of earliest event reported – December 16, 2003)

Plains All American Pipeline, L.P.

(Name of Registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600 Houston, Texas 77002 (713) 646-4100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

N/A
(Former name or former address, if changed since last report.)

Item 5.                                 Other Events

On December 16, 2003, Plains All American Pipeline, L.P. (the “Partnership”) entered into a definitive agreement to acquire all of Shell Pipeline Company LP’s (“SPLC”) interests in SPLC Capline Company and SPLC Capwood Company.  The principal assets of these entities are interests in the Capline and Capwood pipeline systems.  Also, the acquisition includes a smaller pipeline system, the Patoka pipeline system (jointly the “Capline Acquisition”).  The total purchase price for the transaction is approximately $158 million.  The Partnership has sufficient immediate availability under its revolving credit facilities to consummate this transaction and, consistent with its financial growth strategy, intends to fund the transaction with 50% equity.

Consummation of this acquisition is subject to the performance of customary due diligence (including environmental due diligence) and receipt of regulatory approvals and is expected to close within the next 45 to 90 days.  While the Partnership believes it is reasonable to expect the acquisition to close in the next 45 to 90 days, the Partnership can provide no assurance as to when or whether the acquisition will close.  In the event that the acquisition does not close, the historical financial information included in exhibit 99.1 and the pro forma financial information included in Exhibit 99.2 to this report should be disregarded.

The principal asset of SPLC Capline Company is an approximate 22% undivided joint interest in the Capline Pipe Line System, a 667-mile, 40-inch mainline crude oil pipeline originating in St. James, Louisiana, and terminating in Patoka, Illinois.  The Capline system is one of the primary transportation routes for crude oil shipped into the Midwestern U.S., accessing over 2.7 million barrels of refining capacity in PADD II, including refineries owned by ConocoPhillips, ExxonMobil, BP, MarathonAshland, CITGO and Premcor.  Capline has direct connections to a significant amount of sweet and light sour crude production in the Gulf of Mexico.  In addition, with its two active docks capable of handling 600,000-barrel tankers as well as access to LOOP, the Louisiana Offshore Oil Port, it is a key transporter of sweet and light sour foreign crude to PADD II.  With a total system operating capacity of 1.14 million barrels per day of crude oil, approximately 248,000 barrels per day are subject to the interest being acquired by the Partnership.  For the first nine months of 2003, throughput on the interest being acquired averaged approximately 139,000 barrels per day.

The principal asset of SPLC Capwood Company is an approximate 76% undivided joint interest in the Capwood Pipeline System, a 57-mile, 20-inch mainline crude oil pipeline originating in Patoka, Illinois, and terminating in Wood River, Illinois. The Capwood system has an operating capacity of 277,000 barrels per day of crude oil. Of that capacity, approximately 211,000 barrels per day are subject to the interest being acquired by the Partnership.  The system has the ability to deliver crude at Wood River to several other PADD II refineries and pipelines, including those owned by Koch and ConocoPhillips.  Movements on the Capwood system are driven by the volumes shipped on Capline as well as Canadian crude that can be delivered to Patoka via the Mustang Pipeline.  After closing, the Partnership anticipates that it will assume the operatorship of the Capwood system from SPLC.  For the first nine months of 2003, throughput on the interest being acquired averaged approximately 112,000 barrels per day.

During the first 11 months of 2003, average daily volumes on the Capline system have been 127,000 barrels per day, a decrease from an average of 213,000 barrels per day in 2001 and 166,000 barrels per day in 2002.  Effective December 1, 2003, SPLC modified its tariff structure in an effort to increase volume shipments on its space.  Initial nominations for December were 165,000 barrels per day, but were subsequently revised to 111,000 barrels per day, primarily as a result of unscheduled refinery downtime at a Midwestern refinery.  On a month-to-month basis, average daily volumes on this system are subject to significant volatility.

Management’s acquisition analysis assumed that the average daily volumes on the pipelines would be between 110,000 and 125,000 barrels per day, although it is possible that the volumes will decline below those levels.  Because management expects that the level of throughput will remain at levels materially below those achieved in 2001 and 2002, management does not believe that the historical financial performance reflected in the financial statements filed as exhibit 99.1 to this report on Form 8-K will be realized in the future.  With regard to maintenance capital expenditures, the Partnership anticipates spending an average of approximately $2.0 million per year over the next several years.

There are currently four distinct legal owners of the Capline system.  The Capline and Capwood operating agreements contain a provision that, in certain circumstances, requires that prior to transferring an interest in the system to a third party, the transferring party first offer to the other existing owners that interest on the same terms and conditions.  The provision also specifically excludes certain types of transactions from this right of first refusal.  SPLC and the Partnership have agreed to structure the transaction in a manner that does not create an obligation to offer the existing owners the interest to be transferred.  Although we believe that the structure of the transaction will make the right of first refusal inapplicable, there can be no assurance that the other owners will not challenge the transaction, or as to the outcome of any such challenge or whether it might delay or prevent the closing of our proposed transaction.

In connection with this acquisition, we will assume only those contractual obligations that are related to the underlying assets, and none of the historic liabilities incurred by the previous owners of the pipeline interests that we are purchasing.  We are not directly assuming any contractual liabilities for debt, working capital or other obligations.  Furthermore, the assets will be purchased through newly formed entities that have no historic liabilities.  As a result, the entire $158 million purchase price will be allocated to Property and Equipment and no allocation will be made in respect of other obligations.  Although we believe that our transaction structure protects us from the assumption of any predecessor obligations or liabilities, there are certain non-contractual liabilities that cannot be separated from the assets themselves.  Examples of those types of liabilities include environmental liabilities arising out of a number of federal, state or local laws as well as refund or other regulatory liabilities that may be imposed by the FERC or other regulatory authority.  We may also become involved in disputes with shippers or rights-of-way owners as a result of this acquisition.  While we have identified no material liabilities of this type to date as a result of our due diligence investigation, we can provide no assurance that we will not become subject to such claims if the acquisition is consummated.

In addition to the pending Capline Acquisition, during the first half of 2003, the Partnership made six acquisitions from various entities for an aggregate purchase price of $85.7 million.  These acquisitions included mainline crude oil pipelines, crude oil gathering lines, terminal and storage facilities, and an underground LPG storage facility.  The results of operations attributable to these acquisitions are reflected in the financial statements of the Partnership included in its periodic reports filed with the Securities and Exchange Commission.  In addition to these acquisitions consummated in the first half of 2003, the Partnership has consummated three additional acquisitions during the fourth quarter of 2003.  In October 2003, the Partnership acquired the ArkLaTex Pipeline System for approximately $21.3 million.  In November 2003, the Partnership acquired the South Saskatchewan Pipeline System for approximately $47 million.  In December 2003, the Partnership acquired certain additional interests in the Atchafalaya Pipeline System for approximately $4.4 million.  These acquisitions would not have a material impact on the unaudited pro forma financial statements discussed below.

The Capline Acquisition and the Partnership’s other recent acquisitions involve certain inherent risks associated with difficulties integrating this acquisition with other recent acquisitions and its business generally, potential unknown liabilities and other uncertainties.  These risks and uncertainties are described in greater detail in the Partnership’s Annual Report on Form 10-K under the caption “Risk Factors Related to Our Business.”

In order to provide investors additional information about the historical operations of SPLC Capline Company and SPLC Capwood Company and the expected impact of this pending acquisition on the Partnership’s operations, the Partnership is filing certain financial statements relating to these entities, including:

•                  audited combined financial statements for the fiscal years ended December 31, 2001 and December 31, 2002 for Capline Pipe Line Business, Capwood Pipe Line Business and Patoka Pipe Line Business, which are filed as exhibit 99.1 to this report; and

•                  unaudited pro forma consolidated financial statements of the Partnership, which are filed as exhibit 99.2 to this report, including:

•                  an unaudited pro forma consolidated balance sheet as of September 30, 2003; and

•                  unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2003 and for the fiscal year ended December 31, 2002.

Item 7.                                 Financial Statements, Pro Forma Financial Information and Exhibits

(c)           Exhibits

23.1                           Consent of PricewaterhouseCoopers LLP

99.1                           Audited Combined Financial Statements of the Capline Pipe Line Business, Capwood Pipe Line Business and Patoka Pipe Line Business for 2001 and 2002.

99.2                           Unaudited Pro Forma Consolidated Financial Statements of Plains All American Pipeline, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: December 17, 2003	By: Plains AAP, L.P., its general partner

By: Plains All American GP LLC, its general partner

	By:	/s/ Phil Kramer
	Name:	Phil Kramer
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

23.1                           Consent of PricewaterhouseCoopers LLP

99.1                           Audited Combined Financial Statements of the Capline Pipe Line Business, Capwood Pipe Line Business and Patoka Pipe Line Business for 2001 and 2002.

99.2                           Unaudited Pro Forma Consolidated Financial Statements of Plains All American Pipeline, L.P.